Exhibit 99.1

Imation Reports Third Quarter 2013 Financial Results

Company Announces Sale of Memorex Consumer Electronics Business and Letter of Intent for XtremeMac

OAKDALE, Minn.--(BUSINESS WIRE)--October 30, 2013--Imation Corp. (NYSE: IMN) today released financial results for the quarter and nine months ended September 30, 2013. The Company also announced that, consistent with its strategic transformation, it has divested its MemorexTM consumer electronics business, as well as signed a letter of intent to sell its XtremeMacTM business.

Q3 Overview

For the third quarter, Imation reported net revenue of $191.9 million, down 15.6 percent from Q3 2012, an operating loss from continuing operations of $26.5 million, including special charges of $11.7 million, which are primarily related to a non-cash loss associated with the settlement of a UK pension plan, and diluted loss per share from continuing operations of $0.65. Excluding special charges, Q3 2013 operating loss would have been $14.8 million, and diluted loss per share from continuing operations would have been $0.42 (See Tables Five and Six for non-GAAP measures).

Imation’s CEO Mark Lucas commented, “Our top line revenues continue to be impacted by secular declines in optical as well as tape media where we saw decreases that were higher than we had anticipated. We had revenue gains from our NexsanTM acquisition and growth in mobile security; however, these were not yet large enough to offset our storage media declines. As we invest for growth in our storage solutions and information security businesses, we also remain focused on generating cash from our legacy businesses. We generated $14.5 million in cash from operations during Q3 and ended the quarter with a cash position of $108.4 million.”

Sale of Non-core Businesses

On October 15, 2013, Imation completed the sale of the Memorex consumer electronics business. Following that, on October 17, 2013, the Company signed a letter of intent to sell the XtremeMac consumer electronics business; this transaction is anticipated to close by December 31. Total proceeds to be received from discontinuing these businesses are estimated at approximately $19 million, with approximately $10 million spread between the fourth quarter of 2013 and early 2014, and the balance over the next several years.

Lucas said, “We have made important progress in our strategic transformation by signing agreements to divest our lower margin, non-core Memorex and XtremeMac consumer electronics businesses. This was a key objective for our team this year.”

Business Segment Overview

The Consumer Storage and Accessories (CSA) business revenue decreased 23.8 percent in Q3 2013 from the prior year due chiefly to the continued secular declines in optical media products, as noted above. Gross margin remained solid for this segment. The primary focus of this business is cash generation which was particularly strong this quarter due to reductions achieved in inventory levels. CSA was a major contributor to the $14 million increase in cash during the quarter.

Imation’s Tiered Storage and Security Solutions (TSS) revenue for Q3 2013 was down slightly, 1.9 percent, from a year ago due to accelerated declines in tape media. The Company believes it is holding its market share, but has been impacted by industry wide dynamics including competing formats as well as continuing improvements in compression and deduplication technologies. TSS gross margin rose 1 percentage point to 19.3 percent from 18.3 percent a year ago as the Company added higher margin storage and security solutions products. Imation expects this to continue as the mix shifts to higher margin Nexsan and IronKey products.

According to Lucas, “In TSS, we continue to invest in our Nexsan business by aggressively hiring sales talent, introducing new products and promoting Nexsan solutions globally. In the third quarter, like other companies in our space, we did see some effect from the disruption in U.S. government spending. Imation Mobile Security showed year over year growth, though revenues were also constrained by Federal Government issues. Combined, these two businesses are very important to the future of Imation, and we expect growth going forward.”

As part of Imation’s transformation, the Company has a relentless focus on cost reductions. Imation continued to cut staffing levels in its legacy businesses and in administrative areas, but has increased investment in priority growth initiatives for data storage solutions and information security.

Lucas concluded, “We know we are taking the right actions – and with urgency – to build Imation for long-term success in higher growth, higher margin markets.”

Detailed Q3 2013 Analysis

As a result of the planned and completed consumer electronics divestitures, the financial results for those operations are presented as discontinued operations. The following financial results are for continuing operations for the current and prior periods unless otherwise indicated.

Net revenue for Q3 2013 was $191.9 million, down 15.6 percent from Q3 2012. From a segment perspective, TSS and CSA declined 1.9 percent and 23.8 percent, respectively. Foreign currency exchange negatively impacted total Q3 2013 revenues by 4 percent.

Gross margin for Q3 2013 was 18.8 percent, relatively unchanged from 19.0 percent in Q3 2012. TSS gross margin for Q3 2013 was 19.3 percent, up from 18.3 percent in Q3 2012. CSA gross margin was 18.5 percent, down from 19.3 percent in Q3 2012.

Selling, general and administrative (SG&A) expenses in Q3 2013 were $46.3 million, up $0.5 million compared with Q3 2012 expenses of $45.8 million. Imation reduced SG&A expenses by approximately $8.6 million due to cost reduction efforts and prior intangible write-offs, almost enough to offset the Nexsan operating expenses added as a result of the acquisition.

Research and development (R&D) expenses in Q3 2013 were $4.6 million, flat compared with Q3 2012. The Company has reduced legacy R&D spending and has channeled its investments into high-margin projects in TSS, primarily through Nexsan.

Special charges were $11.7 million in Q3 2013, including a $10.6 million non-cash loss associated with the settlement of a UK pension plan, compared with a benefit of $3.6 million in Q3 2012, due primarily to the adjustment of an acquisition-related contingent liability at that time.

Operating loss was $26.5 million in Q3 2013 compared with an operating loss of $3.7 million in Q3 2012. Excluding the impact of special charges described above, adjusted operating loss would have been $14.8 million in Q3 2013 compared with adjusted operating loss on the same basis of $7.3 million in Q3 2012 (See Tables Five and Six for non-GAAP measures).

Income tax benefit was $2.0 million in Q3 2013 compared with no income tax loss/benefit in Q3 2012. The Company maintains a valuation allowance related to its U.S. deferred tax assets and, therefore, no tax provision or benefit was recorded related to its U.S. results in either period.

Discontinued operations loss for the quarter totaled $8.7 million (after-tax). Discontinued Operations include both the ongoing results of the XtremeMac and Memorex consumer electronics businesses as well as a charge of approximately $5.5 million recorded to adjust the carrying value of the assets associated with the discontinued operations, based on proceeds expected to be received upon the sale of the businesses. The loss in Q3 2012 was $2.5 million.

Loss per diluted share from continuing operations was $0.65 in Q3 2013 compared with $0.10 in Q3 2012. Excluding the impact of special charges, adjusted loss per diluted share would have been $0.42 in Q3 2013, compared with a loss of $0.20 in Q3 2012 (See Table Five for non-GAAP measures).

Cash and cash equivalents balance was $108.4 million as of September 30, 2013, up $14 million during the quarter, driven primarily by improvements in working capital.

Year-To-Date Summary

For the nine months ended September 30, 2013, Imation reported net revenue of $628.0 million, down 15.1 percent compared with the same period last year, an operating loss of $41.2 million, including special charges of $21.0 million, and a diluted loss per share from continuing operations of $1.08. Excluding special charges, the operating loss for the nine months ended September 30, 2013 would have been $20.2 million and diluted loss per share from continuing operations would have been $0.62. For the nine months ended September 30, 2012, Imation reported net revenue of $739.9 million, an operating loss of $16.8 million, and a diluted loss per share from continuing operations of $0.60. Excluding special charges, the operating loss for the nine months ended September 30, 2012 would have been $0.55 (See Tables Five and Six for non-GAAP measures).

Operating results for the nine months ended September 30, 2013 include the second quarter reversal of an accrual of $13.6 million for copyright levies as a result of an Italian Court ruling.

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time today, October 30, 2013, and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's quarterly financial results will be discussed.

A taped replay of the teleconference will be available beginning at 12:30 PM Central Time on October 30, 2013, until 11:00 PM Central Time on November 9, 2013, by dialing 855-859-2056 (conference ID 26508842). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations
Table Two - Consolidated Balance Sheets
Table Three - Supplemental Segment and Product Information
Table Four - Additional Information
Table Five - Non-GAAP Financial Measures
Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss), adjusted earnings (loss) per diluted share) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

About Imation Corp.

Imation (NYSE: IMN) is a global data storage and information security company. Our products and solutions help organizations and individuals store, manage and protect their digital content. Imation’s storage and security portfolio includes Nexsan high-density, archive and solid-state optimized unified hybrid storage solutions; IronKey mobile security solutions that address the needs of professionals for secure data transport and mobile workspaces; and consumer storage solutions, audio products and accessories sold under the Imation, Memorex and TDK Life on RecordTM brands. Imation reaches customers in more than 100 countries through a powerful global distribution network. For more information, visit www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include various factors set forth from time to time in our filings with the Securities and Exchange Commission including the following: Our ability to successfully implement our strategy including our global restructuring plan; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; the ability to quickly develop, source, introduce and deliver differentiated and innovative products; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; foreign currency fluctuations; the ready availability and price of energy and key raw materials or critical components including the effects of natural disasters and our ability to pass along raw materials price increases to our customers; continuing uncertainty in global and regional economic conditions; our ability to identify, value, integrate and realize the expected benefits from any acquisition which has occurred or may occur in connection with our strategy; the possibility that our goodwill and intangible assets or any goodwill or intangible assets that we acquire may become impaired; the ability of our security products to withstand cyber-attacks; the seasonality and volatility of the markets in which we operate; changes in European law or practice related to the imposition or collectability of optical levies; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation and patent disputes; ability to access financing to achieve strategic objectives and growth due to changes in the capital and credit markets; limitations in our operations that could arise from compliance with the debt covenants in our credit facilities; our ability to retain key employees; increased compliance with changing laws and regulations potentially affecting our operating results; failure to adequately protect our information systems from cyber-attacks; our ability to meet our revenue growth, gross margin and earnings targets; and the volatility of our stock price due to our results or market trends.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Net revenue	$191.9	$227.4	$628.0	$739.9
Cost of goods sold	155.8	184.3	494.6	593.6
Gross profit	36.1	43.1	133.4	146.3

Operating expense:
Selling, general and administrative	46.3	45.8	142.1	145.4
Research and development	4.6	4.6	14.3	15.7
Restructuring and other	11.7	(3.6)	18.2	2.0
Total	62.6	46.8	174.6	163.1

Operating income (loss) from continuing operations	(26.5)	(3.7)	(41.2)	(16.8)

Other expense (income):
Interest income	(0.1)	(0.1)	(0.1)	(0.4)
Interest expense	0.7	0.6	2.0	2.4
Other, net	1.1	(0.4)	1.0	2.2
Total	1.7	0.1	2.9	4.2

Loss from continuing operations before income taxes	(28.2)	(3.8)	(44.1)	(21.0)

Income tax (benefit) provision	(2.0)	-	(0.5)	1.5

Loss from continuing operations	(26.2)	(3.8)	(43.6)	(22.5)

Discontinued operations:
Loss from discontinued businesses, net of income taxes	(8.7)	(2.5)	(17.5)	(8.0)

Net loss	$(34.9)	$(6.3)	$(61.1)	$(30.5)

Loss per common share - basic:
Continuing operations	$(0.65)	$(0.10)	$(1.08)	$(0.60)
Discontinued operations	(0.21)	(0.07)	(0.43)	(0.21)
Net loss	(0.86)	(0.17)	(1.51)	(0.81)

Loss per common share - diluted:
Continuing operations	$(0.65)	$(0.10)	$(1.08)	$(0.60)
Discontinued operations	(0.21)	(0.07)	(0.43)	(0.21)
Net loss	(0.86)	(0.17)	(1.51)	(0.81)

Weighted average shares outstanding
Basic	40.5	37.4	40.5	37.6
Diluted	40.5	37.4	40.5	37.6

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$108.4	$108.7
Accounts receivable, net	146.9	220.8
Inventories	113.9	166.0
Other current assets	55.4	61.6

Total current assets	424.6	557.1

Property, plant and equipment, net	52.5	58.9
Intangible assets, net	70.9	81.9
Goodwill	71.7	73.5
Other assets	15.9	22.1

Total assets	$635.6	$793.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$103.8	$162.7
Short-term debt	20.0	20.0
Other current liabilities	122.2	158.4

Total current liabilities	246.0	341.1

Other liabilities	43.4	52.0

Total liabilities	289.4	393.1
Commitments and contingencies
Shareholders' equity	346.2	400.4

Total liabilities and shareholders' equity	$635.6	$793.5

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended		Three months ended
	September 30,		September 30,
	2013		2012		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer storage media	$97.3	50.7%	$133.5	58.7%	-27.1%
Audio and accessories	11.0	5.7%	8.7	3.8%	26.4%
Total Consumer Storage and Accessories	108.3	56.4%	142.2	62.5%	-23.8%
Tiered Storage and Security Solutions
Commercial storage media	54.3	28.3%	72.9	32.1%	-25.5%
Storage and security solutions	29.3	15.3%	12.3	5.4%	138.2%
Total Tiered Storage and Security Solutions	83.6	43.6%	85.2	37.5%	-1.9%
Total	$191.9	100.0%	$227.4	100.0%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Consumer Storage and Accessories	$3.3	3.0%	$12.9	9.1%	-74.4%
Tiered Storage and Security Solutions	(8.2)	-9.8%	(6.6)	-7.7%	24.2%
Corp/Unallocated (1)	(21.6)	NM	(10.0)	NM	116.0%
Total operating income (loss) from continuing operations	$(26.5)	-13.8%	$(3.7)	-1.6%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	18.5%		19.3%
Tiered Storage and Security Solutions	19.3		18.3
	18.8		19.0
Inventory write-offs related to restructuring programs	0.0		0.0
Total	18.8%		19.0%

	Nine months ended		Nine months ended
	September 30,		September 30,
	2013		2012		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer storage media	$318.8	50.8%	$437.3	59.1%	-27.1%
Audio and accessories	28.2	4.5%	27.5	3.7%	2.5%
Total Consumer Storage and Accessories	347.0	55.3%	464.8	62.8%	-25.3%
Tiered Storage and Security Solutions
Commercial storage media	183.0	29.1%	234.2	31.7%	-21.9%
Storage and security solutions	98.0	15.6%	40.9	5.5%	139.6%
Total Tiered Storage and Security Solutions	281.0	44.7%	275.1	37.2%	2.1%
Total	$628.0	100.0%	$739.9	100.0%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Consumer Storage and Accessories	$30.0	8.6%	$45.5	9.8%	-34.1%
Tiered Storage and Security Solutions	(14.1)	-5.0%	(19.1)	-6.9%	-26.2%
Corp/Unallocated (1)	(57.1)	NM	(43.2)	NM	32.2%
Total operating loss from continuing operations	$(41.2)	-6.6%	$(16.8)	-2.3%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	22.2%		20.2%
Tiered Storage and Security Solutions	21.1		19.1
	21.7		19.8
Inventory write-offs related to restructuring programs	(0.4)		0.0
Total	21.2%		19.8%

NM - Not Meaningful

(1) Corporate and unallocated amounts include depreciation and amortization expense, litigation settlement expense, goodwill impairment, intangible impairments, intangible asset abandonment, corporate expense, contingent consideration adjustments, inventory write-offs related to our restructuring programs and restructuring and other expenses which are not allocated to the segments. We believe the presentation of these items in Corporate and unallocated avoids distorting the operating income for our segments.

Table Four

IMATION CORP.
ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Cash and Cash Flow Information	2013	2012	2013	2012

Cash and cash equivalents - end of period	$108.4	$186.3	$108.4	$186.3
Capital Spending	$1.7	$3.3	$5.2	$8.4
Depreciation	$2.5	$1.9	$8.0	$6.1
Amortization	$3.4	$7.2	$10.3	$21.7

Asset Utilization Information *
			September 30	December 31
			2013	2012

Days Sales Outstanding (DSO)			61	59
Days of Inventory Supply			66	89
Debt to Total Capital			5.5%	4.8%

Other Information

Approximate employee count as of September 30, 2013:				960
Approximate employee count as of December 31, 2012:				1,230
Book value per share as of September 30, 2013:				$ 8.55
Shares used to calculate book value per share (millions):				40.5
Imation did not repurchase shares of its stock in the third quarter of 2013.

*	These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days. December 31, 2012 amount excludes Nexsan Corporation.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2013			September 30, 2012
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$191.9	$-	$191.9	$227.4	$-	$227.4
Cost of goods sold	155.8	-	155.8	184.3	-	184.3
Adjusted gross profit	$36.1	$-	$36.1	$43.1	$-	$43.1

Adjusted gross margin	18.8%		18.8%	19.0%		19.0%

Adjusted operating loss from continuing operations	$(26.5)	$11.7	$(14.8)	$(3.7)	$(3.6)	$(7.3)

Adjusted income tax (benefit) provision	$(2.0)	$2.4	$0.4	$-	$-	$-

Adjusted loss from continuing operations	$(26.2)	$9.3	$(16.9)	$(3.8)	$(3.6)	$(7.4)

Adjusted loss per common share from continuing operations - Diluted	$(0.65)		$(0.42)	$(0.10)		$(0.20)

Adjusted weighted average shares outstanding - Diluted	40.5		40.5	37.4		37.4

	Nine Months Ended			Nine Months Ended
	September 30, 2013			September 30, 2012
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$628.0	$-	$628.0	$739.9	$-	$739.9
Cost of goods sold	494.6	(2.8)	491.8	593.6	-	593.6
Adjusted gross profit	$133.4	$2.8	$136.2	$146.3	$-	$146.3

Adjusted gross margin	21.2%		21.7%	19.8%		19.8%

Adjusted operating loss from continuing operations	$(41.2)	$21.0	$(20.2)	$(16.8)	$2.0	$(14.8)

Adjusted income tax (benefit) provision	$(0.5)	$2.4	$1.9	$1.5	$-	$1.5

Adjusted loss from continuing operations	$(43.6)	$18.6	$(25.0)	$(22.5)	$2.0	$(20.5)

Adjusted loss per common share from continuing operations - Diluted	$(1.08)		$(0.62)	$(0.60)		$(0.55)

Adjusted weighted average shares outstanding - Diluted	40.5		40.5	37.6		37.6

*See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating (loss) income / Adjusted operating (loss) income

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Operating loss:	$(26.5)	$(3.7)	$(41.2)	$(16.8)
Restructuring and other
Restructuring	0.5	0.1	3.6	3.8
Loss on settlement of UK pension plan	10.6		10.6
Other	0.6	(3.7)	4.0	(1.8)
Inventory write-downs related to restructuring programs included in cost of goods sold	-	-	2.8	-
Total adjustments	11.7	(3.6)	21.0	2.0
Adjusted operating loss - Non-GAAP	$(14.8)	$(7.3)	$(20.2)	$(14.8)

Effect on diluted EPS:
Loss from operations	$(0.65)	$(0.10)	$(1.08)	$(0.60)
Restructuring and other
Restructuring	0.01	-	0.09	0.10
Loss on settlement of UK pension plan	0.20	-	0.20	-
Other	0.02	(0.10)	0.10	(0.05)
Inventory write-downs related to restructuring programs included in cost of goods sold	-	-	0.07	-
Adjusted diluted EPS - Non-GAAP	$(0.42)	$(0.20)	$(0.62)	$(0.55)

EBITDA:
Operating loss from continuing operations	(26.5)	$(3.7)	$(41.2)	$(16.8)
Depreciation	2.5	1.9	8.0	6.1
Amortization	3.4	7.2	10.3	21.7
EBITDA	$(20.6)	$5.4	$(22.9)	$11.0
Restructuring and other	11.7	(3.6)	18.2	2.0
Inventory write-downs related to restructuring programs included in cost of goods sold	-	-	2.8	-
Total adjustments	11.7	(3.6)	21.0	2.0
Adjusted EBITDA	$(8.9)	$1.8	$(1.9)	$13.0

EBITDA is defined as operating (loss) income less depreciation and amortization. Adjusted EBITDA is defined as EBITDA before restructuring and other, and inventory write-downs related to restructuring programs included in cost of goods sold.

The Non-GAAP financial measurements (adjusted operating income (loss), adjusted income (loss), adjusted diluted EPS, EBITDA and adjusted EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com